ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 29, 2003

BY AND AMONG

LEFT RIGHT MARKETING TECHNOLOGY, INC., a Delaware corporation

(formerly Global Gaming Technology, Inc.),

GLOBAL GAMING TECHNOLOGIES, INC., a Nevada corporation

AND

LEFT RIGHT MARKETING & TECHNOLOGY, INC., a Nevada corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of September 29, 2003, is by and among Left Right Marketing Technology, Inc. (formerly Global Gaming Technology, Inc.), a Delaware corporation ("GLOBAL"), Global Gaming Technologies, Inc., a Nevada corporation and wholly owned subsidiary of GLOBAL ("MERGER SUB") and Left Right Marketing & Technology, Inc., a Nevada corporation ("LRMT").

Whereas, the Boards of Directors of GLOBAL, MERGER SUB and LRMT each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between GLOBAL and LRMT and supersedes and replaces all prior or existing written and oral agreements, particularly the draft agreement dated on or about August 14, 2003, between GLOBAL and LRMT with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

Whereas, GLOBAL, MERGER SUB and LRMT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, GLOBAL, MERGER SUB and LRMT hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the "NGCL"), MERGER SUB shall be merged with and into LRMT (the Merger`). Following the Merger, LRMT shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MERGER SUB shall cease. LRMT shall continue its existence as a wholly owned subsidiary of GLOBAL. LRMT hereby acknowledges the grant to GLOBAL of the right to use the name Left Right Marketing Technology and GLOBAL's name change to LEFT RIGHT MARKETING TECHNOLGY, INC. prior to the Closing of this Agreement. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of LRMT, MERGER SUB and GLOBAL, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Securities Law Institute, 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of MERGER SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of MERGER SUB shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, LRMT shall remain a wholly owned subsidiary of GLOBAL.

Section 1.5. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of LRMT in the respective forms delivered by LRMT to GLOBAL prior to the date of this Agreement will be amended and restated to change the name of LRMT to "CG Acquisition Corp." or such other name as GLOBAL may determine. The Articles of Incorporation and Bylaws of LRMT, as so amended and restated, will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of MERGER SUB. At or prior to the Effective Time, GLOBAL agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MERGER SUB to be one (1) person and (ii) to cause Richard "Mick" Hall, (the "GLOBAL Designee") to be elected as the sole director of MERGER SUB.

(b) Board of Directors of GLOBAL. At or prior to the Effective Time, each of LRMT and GLOBAL agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of GLOBAL to be three (3) persons and (ii) to cause Richard "Mick" Hall, Marta Barone and Thomas Nielson (the "LRMT Designees") to be elected as directors of GLOBAL. If the LRMT Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, LRMT shall nominate another person to serve in such person's stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Richard "Mick" Hall shall be Chief Executive Officer, President and Chairman, Heather Hall shall be Secretary and Treasurer of the Surviving Corporation and GLOBAL.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.001 per share, of LRMT (individually a "LRMT Share" and collectively, the "LRMT Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LRMT, GLOBAL, MERGER SUB or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, one share of GLOBAL's Common Stock, par value $0.001 per share. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of GLOBAL Common Stock or LRMT Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of GLOBAL Common Stock into which each share of LRMT Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b) LRMT hereby acknowledges that (i) the GLOBAL Shares have not been and will not be registered under the Securities Act of 1933 ("1933 Act") or under the securities laws of any state and, therefore, the GLOBAL Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each LRMT Share held in the treasury of LRMT, by LRMT immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LRMT, MERGER SUB or GLOBAL be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d) Prior to the date of this Agreement, GLOBAL has amended its Certificate of Incorporation to increase its authorized common stock from 27,000,000 shares to 100,000,000 shares, par value $0.001 and authorize 20,000,000 shares, par value $0.001, of preferred stock.

(e) Prior to the date of this Agreement, GLOBAL has reverse split its outstanding shares of common stock on a 1 for 5 basis (each GLOBAL shareholder received one share of common stock for every five (5) shares currently owned; however, in no event was a shareholder reversed below one whole share).

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, GLOBAL shall enter into an agreement with, and shall deposit with, Securities Law Institute, or such other agent or agents as may be satisfactory to GLOBAL and LRMT (the "Exchange Agent"), for the benefit of the holders of LRMT Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of GLOBAL Shares to be issued to holders of LRMT Shares issuable pursuant to Section 1.7 in exchange for outstanding LRMT Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding LRMT Shares (the "Certificates") whose shares were converted into the right to receive GLOBAL Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as LRMT and GLOBAL may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing GLOBAL Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole GLOBAL Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of LRMT Shares which are not registered in the transfer records of LRMT, a certificate representing the proper number of GLOBAL Shares may be issued to a transferee if the Certificate representing such LRMT Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or GLOBAL to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing GLOBAL Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to GLOBAL Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the GLOBAL Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for LRMT Shares or GLOBAL Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such GLOBAL Shares and cash in lieu of fractional GLOBAL Shares, if any, as may be required pursuant to this Agreement; provided, however, that GLOBAL or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All GLOBAL Shares issued upon the surrender for exchange of LRMT Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such LRMT Shares. There shall be no further registration of transfers on the stock transfer books of either of LRMT or GLOBAL of the LRMT Shares or GLOBAL Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to GLOBAL for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional GLOBAL Shares shall be issued in the Merger, but in lieu thereof each holder of LRMT Shares otherwise entitled to a fractional GLOBAL Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase LRMT Shares, if any (a "LRMT Stock Option" or collectively, "LRMT Stock Options") issued pursuant to any LRMT Stock Option Plan or LRMT Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, LRMT or GLOBAL reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest GLOBAL with full right, title and possession to all assets, property, rights, privileges, powers and franchises of LRMT, the officers and directors of GLOBAL and LRMT are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of GLOBAL

Except as set forth on the Disclosure Schedule delivered by GLOBAL and MERGER SUB to LRMT (the "GLOBAL Disclosure Schedule"), GLOBAL and MERGER SUB hereby represent and warrant to LRMT as follows:

Section 2.1. Organization and Qualification.

(a) Each of GLOBAL and MERGER SUB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on GLOBAL. When used in connection with GLOBAL, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GLOBAL, other than any change or effect arising out of general economic conditions unrelated to any business in which GLOBAL is engaged, or (ii) that may impair the ability of GLOBAL to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) GLOBAL has heretofore delivered to LRMT accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GLOBAL. Except as set forth on Schedule 2.1 of the GLOBAL Disclosure Schedule, GLOBAL is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GLOBAL.

Section 2.2. Capitalization of GLOBAL.

(a) The authorized capital stock of GLOBAL consists of: (i) One Hundred Million (100,000,000) GLOBAL Common Shares, par value $0.001 per share, of which, as of June 30, 2003 (post 1 for 5 reverse split), approximately Five Million Two Hundred Sixty-Five Thousand Six Hundred Six (5,265,606) GLOBAL Shares were issued and outstanding, (ii) Twenty Million (20,000,000) GLOBAL Preferred Shares, par value $0.001 per share, of which, as of September 1, 2003 there were no preferred shares outstanding, and no GLOBAL Shares were held in treasury. The authorized capital stock of MERGER SUB consists of Fifty Million (50,000,000) shares of common stock ("MERGER SUB Shares"), of which, as of the date of this Agreement, 1,000,000 shares were issued and outstanding. All of the outstanding GLOBAL Shares and MERGER SUB Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GLOBAL or MERGER SUB, (ii) securities of GLOBAL convertible into or exchangeable for shares of capital stock or voting securities of GLOBAL or MERGER SUB, (iii) options or other rights to acquire from GLOBAL or MERGER SUB and, except as described in the GLOBAL SEC Reports (as defined below), no obligations of GLOBAL or MERGER SUB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of GLOBAL or MERGER SUB, and (iv) equity equivalents, interests in the ownership or earnings of GLOBAL or MERGER SUB or other similar rights (collectively, "GLOBAL Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the GLOBAL Disclosure Schedule there are no outstanding obligations of GLOBAL or its subsidiaries to repurchase, redeem or otherwise acquire any GLOBAL Securities or stockholder agreements, voting trusts or other agreements or understandings to which GLOBAL is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GLOBAL. For purposes of this Agreement, Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The GLOBAL Shares constitute the only class of equity securities of GLOBAL registered or required to be registered under the Exchange Act.

(c) Other than its 100% ownership of MERGER SUB, GLOBAL does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) GLOBAL and MERGER SUB have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of GLOBAL (the "GLOBAL Board") and the Board of Directors of MERGER SUB and no other corporate proceedings on the part of GLOBAL or MERGER SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MERGER SUB Shares. This Agreement has been duly and validly executed and delivered by GLOBAL and MERGER SUB and constitutes a valid, legal and binding agreement of GLOBAL and MERGER SUB, enforceable against GLOBAL and MERGER SUB in accordance with its terms.

(b) The GLOBAL Board has resolved to recommend that GLOBAL, the sole shareholder of MERGER SUB, approve and adopt this Agreement. The approval of GLOBAL's shareholder's is not required for approval and adoption of this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) Except for the Form 8-K filed on September 18, 2003 and the Information Statement on Schedule 14C, which forms are to be amended by GLOBAL post Closing, GLOBAL has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the filing of its S-18, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. GLOBAL has heretofore delivered or promptly will deliver prior to the Effective Date to LRMT, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, (ii) all definitive proxy statements relating to GLOBAL's meetings of stockholders (whether annual or special) held since January 1, 2001, if any, and (iii) all other reports or registration statements filed by GLOBAL with the SEC since January 1, 2001 (all of the foregoing, collectively, the "GLOBAL SEC Reports"). None of such GLOBAL SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of GLOBAL included in the GLOBAL SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of GLOBAL as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the GLOBAL SEC Reports have been so filed.

(b) GLOBAL has heretofore made available or promptly will make available to LRMT a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by GLOBAL with the SEC pursuant to the Exchange Act. GLOBAL anticipates the filing of an amendment to the Form 8-K and Schedule 14C which have been filed with the SEC in the month of September.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by GLOBAL for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to shareholders of GLOBAL, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the HSR Act), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the GLOBAL Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by GLOBAL and MERGER SUB of this Agreement or the consummation by GLOBAL and MERGER SUB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GLOBAL or MERGER SUB.

Except as set forth in Section 2.6 of the GLOBAL Disclosure Schedule, neither the execution, delivery and performance of this Agreement by GLOBAL and MERGER SUB nor the consummation by GLOBAL or MERGER SUB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of GLOBAL or MERGER SUB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GLOBAL is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GLOBAL or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GLOBAL or MERGER SUB.

Section 2.7. No Default. Except as set forth in Section 2.7 of the GLOBAL Disclosure Schedule, GLOBAL nor MERGER SUB is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GLOBAL is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to GLOBAL or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GLOBAL or MERGER SUB. Except as set forth in Section 2.7 of the GLOBAL Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GLOBAL is now a party or by which its respective properties or assets may be bound that is material to GLOBAL or MERGER SUB and that has not expired is in full force and effect and is not subject to any material default thereunder of which GLOBAL or MERGER SUB is aware by any party obligated to GLOBAL thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the GLOBAL Disclosure Schedule and except as and to the extent publicly disclosed by GLOBAL in the GLOBAL SEC Reports, as of June 30, 2003, GLOBAL does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of GLOBAL (including the notes thereto) or which would have a Material Adverse Effect on GLOBAL. Except as publicly disclosed by GLOBAL, since June 30, 2003, GLOBAL has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GLOBAL having or which reasonably could be expected to have, a Material Adverse Effect on GLOBAL. Except as and to the extent publicly disclosed by GLOBAL in the GLOBAL SEC Reports and except as set forth in Section 2.8 of the GLOBAL Disclosure Schedule, since June 30, 2003, there has not been (i) any material change by GLOBAL in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by GLOBAL of any of its assets having a Material Adverse Effect on GLOBAL, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GLOBAL, threatened against GLOBAL or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GLOBAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, GLOBAL is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on GLOBAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, GLOBAL holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'GLOBAL Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on GLOBAL. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, GLOBAL is in compliance with the terms of the GLOBAL Permits, except where the failure so to comply would not have a Material Adverse Effect on GLOBAL. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, the business of GLOBAL is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GLOBAL. Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports and the letter received from the SEC regarding the deficiency of information contained in the Schedule 14C, no investigation or review by any Governmental Entity with respect to GLOBAL is pending or, to the knowledge of GLOBAL, threatened, nor, to the knowledge of GLOBAL, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which GLOBAL reasonably believes will not have a Material Adverse Effect on GLOBAL.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the GLOBAL Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by GLOBAL or any entity required to be aggregated with GLOBAL pursuant to Section 414 of the Code (each, a "GLOBAL Employee Plan"), no event has occurred and to the knowledge of GLOBAL, no condition or set of circumstances exists in connection with which GLOBAL could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GLOBAL.

(b) (i) No GLOBAL Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each GLOBAL Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the GLOBAL Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GLOBAL Stock Options, together with the number of GLOBAL Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the GLOBAL Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GLOBAL has furnished LRMT with complete copies of the plans pursuant to which the GLOBAL Stock Options were issued. Other than the automatic vesting of GLOBAL Stock Options that may occur without any action on the part of GLOBAL or its officers or directors, GLOBAL has not taken any action that would result in any GLOBAL Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) GLOBAL has made available to LRMT (i) a description of the terms of employment and compensation arrangements of all officers of GLOBAL and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating GLOBAL to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of GLOBAL who have executed a non-competition agreement with GLOBAL and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of GLOBAL with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of GLOBAL with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the GLOBAL Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GLOBAL Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of GLOBAL, threatened, between GLOBAL and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GLOBAL. Neither GLOBAL nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GLOBAL or any of its subsidiaries (and neither GLOBAL nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GLOBAL know of any activities or proceedings of any labor union to organize any of its or employees. GLOBAL has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by GLOBAL in the GLOBAL SEC Reports, (i) GLOBAL is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on GLOBAL, which compliance includes, but is not limited to, the possession by GLOBAL of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) GLOBAL has not received written notice of, or, to the knowledge of GLOBAL, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on GLOBAL; and (iii) to the knowledge of GLOBAL, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by GLOBAL, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GLOBAL that are pending or, to the knowledge of GLOBAL, threatened against GLOBAL or, to the knowledge of GLOBAL, against any person or entity whose liability for any Environmental Claim GLOBAL has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the GLOBAL Disclosure Schedule: (i) GLOBAL has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of GLOBAL and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GLOBAL have been paid in full or have been provided for in accordance with GAAP on GLOBAL's most recent balance sheet which is part of the GLOBAL SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GLOBAL; (iv) to the knowledge of GLOBAL none of the Tax Returns of or with respect to GLOBAL is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to GLOBAL which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. GLOBAL has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GLOBAL; and, to GLOBAL's knowledge, all leases pursuant to which GLOBAL leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GLOBAL, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which GLOBAL has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on GLOBAL.

Section 2.15. Intellectual Property.

(a) GLOBAL owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "GLOBAL Intellectual Property Rights").

(b) The validity of the GLOBAL Intellectual Property Rights and the title thereto of GLOBAL is not being questioned in any litigation to which GLOBAL is a party.

(c) Except as set forth in Section 2.15(c) of the GLOBAL Disclosure Schedule, the conduct of the business of GLOBAL as now conducted does not, to GLOBAL's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any GLOBAL Intellectual Property Rights.

(d) GLOBAL has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GLOBAL has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. GLOBAL currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MERGER SUB Shares is the only vote of the holders of any class or series of MERGER SUB's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither GLOBAL or MERGER SUB nor, to the knowledge of GLOBAL or MERGER SUB, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for Principal GLOBAL Stockholder ("PCS") and the directors and executive officers of GLOBAL, each of whom is listed in Section 2.19 of the GLOBAL Disclosure Schedule, there are no persons who, to the knowledge of GLOBAL, may be deemed to be affiliates of GLOBAL under Rule 1-02(b) of Regulation S-X of the SEC (the "GLOBAL Affiliates").

Section 2.20. Certain Business Practices. None of GLOBAL or MERGER SUB or any directors, officers, agents or employees of GLOBAL or MERGER SUB has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the GLOBAL Disclosure Schedule, neither PCS nor any officer or director of GLOBAL has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or GLOBAL Intellectual Property Rights, used in or pertaining to the business of GLOBAL, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the GLOBAL Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of GLOBAL Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GLOBAL or MERGER SUB.

Section 2.24. Disclosure. No representation or warranty of GLOBAL or MERGER SUB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to LRMT pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, GLOBAL is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) GLOBAL and MERGER SUB has delivered or otherwise made available to LRMT true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which GLOBAL and MERGER SUB are a party affecting the obligations of any party thereunder) to which GLOBAL or MERGER SUB is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of GLOBAL or MERGER SUB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of GLOBAL or MERGER SUB taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which GLOBAL is a party involving employees of GLOBAL); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 2003; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "GLOBAL Contracts"). GLOBAL or MERGER SUB is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the GLOBAL Contracts is valid and enforceable in accordance with its terms, and there is no default under any GLOBAL Contract so listed either by GLOBAL or MERGER SUB or, to the knowledge of GLOBAL or MERGER SUB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GLOBAL or MERGER SUB or, to the knowledge of GLOBAL or MERGER SUB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on GLOBAL or MERGER SUB.

(c) No party to any such GLOBAL Contract has given notice to GLOBAL of or made a claim against GLOBAL or MERGER SUB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on GLOBAL or MERGER SUB.

ARTICLE 3

Representations and Warranties of LRMT

Except as set forth on the Disclosure Schedule delivered by LRMT to GLOBAL (the "LRMT Disclosure Schedule"), LRMT hereby represents and warrants to GLOBAL as follows:

Section 3.1. Organization and Qualification.

(a) Each of LRMT and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on LRMT. When used in connection with LRMT, the term "Material Adverse Effect means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of LRMT and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which LRMT and its subsidiaries are engaged, or (ii) that may impair the ability of LRMT to consummate the transactions contemplated hereby.

(b) LRMT has heretofore delivered to GLOBAL accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of LRMT. Each of LRMT and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on LRMT.

Section 3.2. Capitalization of LRMT.

(a) As of the date of this Agreement, the authorized capital stock of LRMT consists of; (i) Fifty Million (50,000,000) LRMT common Shares, $0.001 par value, Thirty-Six Million Three Hundred Ninety Thousand (36,390,000) common Shares were issued and were outstanding. All of the outstanding LRMT Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the LRMT Disclosure Schedule, LRMT is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c) Except as set forth in Section 3.2(c) of the LRMT Disclosure Schedule, between September 15, 2003 and the date hereof, no shares of LRMT's capital stock have been issued and no LRMT Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of LRMT, (ii) securities of LRMT or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of LRMT, (iii) options or other rights to acquire from LRMT or its subsidiaries, or obligations of LRMT or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of LRMT, or (iv) equity equivalents, interests in the ownership or earnings of LRMT or its subsidiaries or other similar rights (collectively, "LRMT Securities"). As of the date hereof, there are no outstanding obligations of LRMT or any of its subsidiaries to repurchase, redeem or otherwise acquire any LRMT Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which LRMT is a party or by which it is bound relating to the voting or registration of any shares of capital stock of LRMT.

(d) Except as set forth in Section 3.2(d) of the LRMT Disclosure Schedule, there are no securities of LRMT convertible into or exchangeable for, no options or other rights to acquire from LRMT, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of LRMT.

(e) The LRMT Shares constitute the only class of equity securities of LRMT or its subsidiaries.

(f) Except as set forth in Section 3.2(f) of the LRMT Disclosure Schedule, LRMT does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) LRMT has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of LRMT (the "LRMT Board"), and no other corporate proceedings on the part of LRMT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding LRMT Shares. This Agreement has been duly and validly executed and delivered by LRMT and constitutes a valid, legal and binding agreement of LRMT, enforceable against LRMT in accordance with its terms.

(b) The LRMT Board has resolved to recommend that the stockholders of LRMT approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. LRMT is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by LRMT for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the LRMT Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by LRMT of this Agreement or the consummation by LRMT of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on LRMT.

Neither the execution, delivery and performance of this Agreement by LRMT nor the consummation by LRMT of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of LRMT or any of LRMT's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMT or any of LRMT's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to LRMT or any of LRMT's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on LRMT.

Section 3.7. No Default. None of LRMT or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to LRMT, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on LRMT. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to LRMT and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which LRMT is aware by any party obligated to LRMT or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by LRMT, none of LRMT or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of LRMT and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on LRMT. Except as disclosed by LRMT, none of LRMT or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to LRMT or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on LRMT. Except as and to the extent disclosed by LRMT there has not been (i) any material change by LRMT in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by LRMT of any of its assets having a Material Adverse Effect on LRMT, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the LRMT Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of LRMT, threatened against LRMT or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on LRMT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by LRMT, none of LRMT or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on LRMT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by LRMT, LRMT and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "LRMT Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on LRMT. Except as disclosed by LRMT, LRMT and its subsidiaries are in compliance with the terms of the LRMT Permits, except where the failure so to comply would not have a Material Adverse Effect on LRMT. Except as disclosed by LRMT, the businesses of LRMT and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on LRMT. Except as disclosed by LRMT no investigation or review by any Governmental Entity with respect to LRMT or its subsidiaries is pending or, to the knowledge of LRMT, threatened, nor, to the knowledge of LRMT, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which LRMT reasonably believes will not have a Material Adverse Effect on LRMT.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by LRMT, any of its subsidiaries or any entity required to be aggregated with LRMT or any of its subsidiaries pursuant to Section 414 of the Code (each, a "LRMT Employee Plan"), no event has occurred and, to the knowledge of LRMT, no condition or set of circumstances exists in connection with which LRMT or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on LRMT.

(b) (i) No LRMT Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each LRMT Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the LRMT Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any LRMT Stock Options, together with the number of LRMT Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the LRMT Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. LRMT has furnished GLOBAL with complete copies of the plans pursuant to which the LRMT Stock Options were issued. Other than the automatic vesting of LRMT Stock Options that may occur without any action on the part of LRMT or its officers or directors, LRMT has not taken any action that would result in any LRMT Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) LRMT has made available to GLOBAL (i) a description of the terms of employment and compensation arrangements of all officers of LRMT and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating LRMT to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of LRMT who have executed a non-competition agreement with LRMT and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of LRMT with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the LRMT with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the LRMT Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any LRMT Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of LRMT threatened, between LRMT or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on LRMT. Neither LRMT nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by LRMT or any of its subsidiaries (and neither LRMT nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does LRMT know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. LRMT has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by LRMT, (i) each of LRMT and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on LRMT, which compliance includes, but is not limited to, the possession by LRMT and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of LRMT or its subsidiaries has received written notice of, or, to the knowledge of LRMT, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on LRMT; and (iii) to the knowledge of LRMT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by LRMT, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on LRMT that are pending or, to the knowledge of LRMT, threatened against LRMT or any of its subsidiaries or, to the knowledge of LRMT, against any person or entity whose liability for any Environmental Claim LRMT or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the LRMT Disclosure Schedule: (i) LRMT and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of LRMT and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to LRMT and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on LRMT's most recent balance sheet which is part of the LRMT SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to LRMT or its subsidiaries; (iv) to the knowledge of LRMT none of the Tax Returns of or with respect to LRMT or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to LRMT or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. LRMT and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on LRMT; and, to LRMT's knowledge, all leases pursuant to which LRMT or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of LRMT, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which LRMT or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on LRMT.

Section 3.15. Intellectual Property.

(a) Each of LRMT and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "LRMT Intellectual Property Rights").

(b) Except as set forth in Section 3.15(b) of the LRMT Disclosure Schedule the validity of the LRMT Intellectual Property Rights and the title thereto of LRMT or any subsidiary, as the case may be, is not being questioned in any litigation to which LRMT or any subsidiary is a party.

(c) The conduct of the business of LRMT and its subsidiaries as now conducted does not, to LRMT's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any LRMT Intellectual Property Rights.

(d) Each of LRMT and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where LRMT has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. LRMT and its subsidiaries maintain general liability and other business insurance that LRMT believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding LRMT Shares is the only vote of the holders of any class or series of LRMT's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither LRMT nor, to the knowledge of LRMT, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of LRMT, each of whom is listed in Section 3.19 of the LRMT Disclosure Schedule, there are no persons who, to the knowledge of LRMT, may be deemed to be affiliates of LRMT under Rule 1-02(b) of Regulation S-X of the SEC (the "LRMT Affiliates").

Section 3.20. Certain Business Practices. None of LRMT, any of its subsidiaries or any directors, officers, agents or employees of LRMT or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the LRMT Disclosure Schedule, no officer or director of LRMT has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or LRMT Intellectual Property Rights, used in or pertaining to the business of LRMT or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the LRMT Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of LRMT Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LRMT.

Section 3.24. Disclosure. No representation or warranty of LRMT in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GLOBAL pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, LRMT is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) LRMT has delivered or otherwise made available to GLOBAL true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which LRMT is a party affecting the obligations of any party thereunder) to which LRMT or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of LRMT and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of LRMT and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which LRMT is a party involving employees of LRMT); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'LRMT Contracts"). Neither LRMT nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the LRMT Contracts is valid and enforceable in accordance with its terms, and there is no default under any LRMT Contract so listed either by LRMT or, to the knowledge of LRMT, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by LRMT or, to the knowledge of LRMT, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on LRMT.

(c) No party to any such LRMT Contract has given notice to LRMT of or made a claim against LRMT with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on LRMT.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of GLOBAL. Except as contemplated by this Agreement or as described in Section 4.1 of the GLOBAL Disclosure Schedule, during the period from the date hereof to the Effective Time, GLOBAL will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the GLOBAL Disclosure Schedule, prior to the Effective Time, GLOBAL will not, without the prior written consent of LRMT:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of GLOBAL (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GLOBAL; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GLOBAL from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to LRMT (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to GLOBAL);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to GLOBAL; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to GLOBAL;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on GLOBAL;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of LRMT. Except as contemplated by this Agreement or as described in Section 4.2 of the LRMT Disclosure Schedule during the period from the date hereof to the Effective Time, LRMT will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the LRMT Disclosure Schedule, prior to the Effective Time, LRMT will not, without the prior written consent of:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of LRMT (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of LRMT or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent LRMT or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2003 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2003 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to LRMT);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to LRMT; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to LRMT and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on LRMT;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the LRMT contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. LRMT and GLOBAL shall promptly prepare and file with the SEC a Current Report on Form 8-K within fifteen (15) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) LRMT, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of LRMT and MERGER SUB shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of MERGER SUB and the General Corporation Law of its respective state, and its charter and bylaws, in the case of LRMT. MERGER SUB and LRMT will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the GLOBAL Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, GLOBAL will give LRMT and its authorized representatives, and LRMT will give GLOBAL and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, GLOBAL shall furnish to LRMT, and LRMT will furnish to GLOBAL, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, LRMT, MERGER SUB and GLOBAL agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the LRMT and MERGER SUB stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties' present intent to provide after the Effective Time to employees of LRMT employee benefit plans (other than stock option or other plans involving the potential issuance of securities of GLOBAL) which, in the aggregate, are not less favorable than those currently provided by LRMT. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. LRMT, and GLOBAL will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by LRMT or GLOBAL.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, GLOBAL and MERGER SUB shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) GLOBAL shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to GLOBAL, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) GLOBAL will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and GLOBAL's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to GLOBAL and the Indemnified Party; provided, however, that GLOBAL shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event GLOBAL or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of GLOBAL shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of GLOBAL and LRMT and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in GLOBAL's and LRMT's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of MERGER SUB and LRMT;

(b) this Agreement shall have been approved and adopted by the Board of Directors of GLOBAL, MERGER SUB and LRMT;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of GLOBAL and MERGER SUB. The obligation of GLOBAL and MERGER SUB to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of LRMT contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on LRMT) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing LRMT shall have delivered to GLOBAL a certificate to that effect;

(b) each of the covenants and obligations of LRMT to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing LRMT shall have delivered to GLOBAL a certificate to that effect;

(d) LRMT shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of LRMT under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of GLOBAL, individually or in the aggregate, have a Material Adverse Effect on LRMT;

(e) LRMT shall have obtained the consent and confirmation from First Light Design LLC (to be known as Crazy Grazer LLC) of the existence of a binding Letter of Intent between First Light and LRMT and that the Letter of Intent is in full force and effect.

(e) there shall have been no events, changes or effects with respect to LRMT or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on LRMT.

Section 5.3. Conditions to the Obligations of LRMT. The respective obligations of LRMT to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of GLOBAL and MERGER SUB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on GLOBAL) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GLOBAL shall have delivered to LRMT a certificate to that effect;

(b) each of the covenants and obligations of GLOBAL to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GLOBAL shall have delivered to LRMT a certificate to that effect; and

(c) there shall have been no events, changes or effects with respect to GLOBAL having or which could reasonably be expected to have a Material Adverse Effect on GLOBAL.

(d) GLOBAL shall have received written agreements from all current debt holders (approximately $2,254,700 in total debt) agreeing to forgive all principal and interest, thereby resulting in GLOBAL having zero assets and zero liabilities.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MERGER SUB's or LRMT's stockholders:

(a) by mutual written consent of GLOBAL and LRMT;

(b) by LRMT or GLOBAL if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 31, 2003; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by GLOBAL if (i) there shall have been a breach of any representation or warranty on the part of LRMT set forth in this Agreement, or if any representation or warranty of LRMT shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by December 31, 2003 (or as otherwise extended), (ii) there shall have been a breach by LRMT of any of their respective covenants or agreements hereunder having a Material Adverse Effect on LRMT or materially adversely affecting (or materially delaying) the consummation of the Merger, and LRMT, as the case may be, has not cured such breach within 20 business days after notice by GLOBAL thereof, provided that GLOBAL has not breached any of its obligations hereunder, (iii) GLOBAL shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) GLOBAL shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by LRMT if (i) there shall have been a breach of any representation or warranty on the part of GLOBAL or MERGER SUB set forth in this Agreement, or if any representation or warranty of GLOBAL or MERGER SUB shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by December 31, 2003 (or as otherwise extended), (ii) there shall have been a breach by GLOBAL or MERGER SUB of its covenants or agreements hereunder having a Material Adverse Effect on GLOBAL or materially adversely affecting (or materially delaying) the consummation of the Merger, and GLOBAL, as the case may be, has not cured such breach within twenty business days after notice by LRMT thereof, provided that LRMT has not breached any of its obligations hereunder, (iii) the GLOBAL Board shall have recommended to MERGER SUB's stockholders a Superior Proposal, (iv) the GLOBAL Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) LRMT shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) MERGER SUB shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by GLOBAL, MERGER SUB and LRMT at any time before or after approval of the Merger by the stockholders of MERGER SUB and LRMT (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to LRMT:

Left Right Marketing & Technology, Inc.

6600 Amelia Earheart Ct.

Las Vegas, Nevada 89119

with a copy to:

Stoecklein Law Group

Donald J. Stoecklein, Esq.

Suite 400

402 West Broadway

San Diego, California 92101

if to GLOBAL or MERGER SUB:

Left Right Marketing Technology, Inc.

6600 Amelia Earhart Ct.

Las Vegas, Nevada 89119

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "business day" means any day other than a day on which Nasdaq is closed;

(c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) "knowledge or "known means, with respect to any matter in question, if an executive officer of GLOBAL or LRMT or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) "subsidiary" or "subsidiaries" of GLOBAL, LRMT or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which GLOBAL, LRMT or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of GLOBAL, LRMT or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LRMT:

LEFT RIGHT MARKETING & TECHNOLOGY, INC.

a Nevada corporation

By:/s/Heather Hall

Heather Hall

Secretary

GLOBAL:

LEFT RIGHT MARKETING TECHNOLOGY, INC.

a Delaware corporation

By: /s/Mick Hall

Richard "Mick" Hall

President

MERGER SUB:

GLOBAL GAMING TECHNOLOGIES, INC.

a Nevada corporation

By: /s/ Mick Hall

Richard "Mick" Hall

President

GLOBAL DISCLOSURE SCHEDULE

Schedule 2.1 Organization	See Amended Articles/Bylaws/Minutes

Schedule 2.2(c) Subsidiary	Global Gaming Technologies, Inc. - 100% owned

Schedule 2.6 Consents & Approvals	None Required

Schedule 2.7 No Default	Not Applicable

Schedule 2.8 No Undisclosed Liability	None Exist

Schedule 2.9 Litigation	None Exist

Schedule 2.10 Compliance with Applicable Law	Not Applicable - full disclosed in 10-KSB

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable - None Exist

Section 2.11(b) No Benefit Plan Exist

Section 2.11( c)No Options Exist

Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs	Not Applicable

Schedule 2.13 Tax Matters	None Exist

Schedule 2.14 Title to Property	None Exist

Schedule 2.15 Intellectual Property None Exist

Schedule 2.16 Insurance	None Exist

Schedule 2.17 Vote Required	See MERGER SUB Shareholder Meeting Certificate

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Richard M. "Mick" Hall
Heather Hall
Thomas Nielson
Eugene Newman
Marta Barone

Schedule 2.20 Certain Business Practices	None Exist

Schedule 2.21 Insider Interest	None Exist

Schedule 2.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.1 Conduct of Business	See Amended & Restated Articles

LRMT DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist

Schedule 3.2(c) Capital Stock Rights	None Exist other than as in Articles

Schedule 3.2(d) Securities conversions	None Exist

Schedule 3.2 (f) Subsidiaries	None Exist

Schedule 3.6 Consents & Approvals	None Required

Schedule 3.7 No Default	Not Applicable

Schedule 3.8 No Undisclosed Liability	None Exist

Schedule 3.9 Litigation	None Exist

Schedule 3.10 Compliance with Applicable Law	Not Applicable

Schedule 3.11 Employee Benefit Plans	Section 3.11( c)No Options Exist

Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs	Not Applicable

Schedule 3.13 Tax Matters	None Exist

Schedule 3.14 Title to Property	None Exist

Schedule 3.15(b) Intellectual Property	None Exist

Schedule 3.16 Insurance	None Exist

Schedule 3.17 Vote Required	See Shareholder Meeting Certificate

Schedule 3.18 Tax Treatment	Not Applicable

Schedule 3.19 Affiliates	Richard M. "Mick" Hall
Heather Hall

Schedule 3.20 Certain Business Practices	None Exist

Schedule 3.21 Insider Interest	None Exist

Schedule 3.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.2 Conduct of Business	See Amended & Restated Articles